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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K




                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): June 10, 1999




                                ----------------




                           THE RECOVERY NETWORK, INC.
             (Exact name of registrant as specified in its charter)





                 COLORADO                                 7812                            39-1731029
     (State or other jurisdiction of           (Primary Standard Industrial            (I.R.S. Employer
     incorporation or organization)             Classification Code Number)            Identification No.)





                           1411 5th Street, Suite 250
                             Santa Monica, CA 90401
                    (Address of principal executive offices)

         Registrant's telephone number including area code (310)393-3979







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Item 5.  OTHER EVENTS

On June 10, 1999, the Recovery Network, Inc. (the "Company") entered into a Subscription Agreement (the "Agreement") with outside investors wherein the Company will receive $400,000 immediately upon execution of the Agreement in exchange for 400,000 shares of unregistered common stock at $1.00 per share, an additional $1,600,000 in October 1999 in exchange for 1,600,000 shares of unregistered common stock pursuant to certain Put provisions contained in this agreement, provided the Company meets certain conditions, including but not limited to re-listing on the NASDAQ Small Cap Market.

The Company currently anticipates that the $400,000 in proceeds to be received immediately under the Agreement, together with projected revenues and cost reduction programs, will be sufficient to fund the Company's operations and capital requirements through approximately September 1999. There can be no assurance, however, that such funds will not be expended prior thereto due to unanticipated changes in economic conditions or other unforeseen circumstance.

The Company has requested a hearing with NASDAQ to discuss the steps required for the Company to get relisted on the NASDAQ Small Cap Market. Unless the Company can demonstrate the ability to raise the Company's equity to an amount in excess of $2 million and present a plan that will satisfy NASDAQ's other listing requirements regarding profitability, stock price stability and a minimum bid price of $1.00. The probability exist that the Company's shares may not get relisted on the NASDAQ Small Cap Market.






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                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                 THE RECOVERY NETWORK, INC.


Date:  June 14, 1999                             By: /s/ Stacey A. Romm
                                                     -------------------------
                                                 Stacey A. Romm
                                                 Chief Financial Officer








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Note to Investors
-----------------

Forward-looking statements in this filing are based on information available to the Company on the date hereof. The Company's actual results could differ materially from those stated or implied by such forward-looking statements. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the Company's fiscal 1998 SEC Form 10-K, latest Form 10-Q (filed May 25, 1999), Form S-8 (filed February 19, 1999) and Form SB-2 (filed October 27, 1998).